Exhibit 10.42

SECOND AMENDMENT TO SUBLEASE

    THIS SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”), dated October 1, 2004, is entered into by and between DIADEXUS, INC., a Delaware corporation (“Sublandlord”), and VIROLOGIC, INC., a Delaware corporation (“Subtenant’).

RECITALS

    A.        Sublandlord and Subtenant entered into that certain Sublease dated June 1, 2002 (the “Original Sublease”), as amended by that certain First Amendment to Sublease dated August   21  , 2003 (the “First Amendment”, and together with the Original Sublease, the “Sublease”), pursuant to which Sublandlord subleased to Subtenant, and Subtenant subleased from Sublandlord, the approximately 13,360 square feet of space in a building located at 343 Oyster Point Boulevard, South San Francisco, California.

    B.  This Second Amendment to Sublease corrects the number of leased square footage set forth in the Original Sublease, as well as designates certain additional square footage as Section B Space and Common Space.

    B.        Capitalized terms not otherwise defined herein are used as defined in the Sublease.

    C.        Sublandlord and Subtenant desire to amend the Sublease as set forth herein.

    NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

AGREEMENT

  1.        Section A Space. For purposes of all dealings between the parties hereinafter, the definition of “Sublease Premises” as set forth in Recital B of the Original Sublease shall refer to the approximately 9,127 square feet of space depicted on Exhibit A hereto. Said 9,127 square feet shall hereinafter be referred to as the “Section A Space.”

  2.        Section B Space. Hereinafter all references to the “Section B Space” shall refer to the approximately 13,567 square feet of space located on the Subleased Premises as depicted on Exhibit A hereto.

  3.        Common Space. Hereinafter all references to the “Common Space” shall refer to the approximately 8,659 square feet of space located in the Subleased Premises as depicted on Exhibit A hereto.

  4.        Term. The Sublease is hereby amended by deleting Section 2 in its entirety and substituting the following in its place:

    (a)        The sublease for the Section A Space shall commence upon the date hereof, provided Sublandlord and Subtenant have theretofore obtained the Consent to Assignment and Modification of Lease (the “Consent”) signed by the Master Landlord in the form of Exhibit C attached to the Original Sublease, and shall expire on December 31, 2006 (the “Section A Termination Date”), unless sooner terminated pursuant to any provision of the Sublease.

              (i) Option to Extend.    Subtenant shall have the option to extend its sublease of the Section A Space for a period of One (1) year beginning on the Section A Termination Date and terminating on December 31, 2007 (such option, the “Section A Option”). In the event Subtenant shall desire to exercise the Section A Option, Subtenant shall so advise Sublandlord by written notice no later than September 30, 2006. If there exists any continuing default under the Sublease as of the date Subtenant provides such notice to Sublandlord, or as of the Section A Termination Date, Sublandlord may refuse, in its sole and absolute discretion, to allow Subtenant to exercise the Section A Option.

    (b)        The sublease for Section B Space and Common Space, shall commence upon the date hereof, provided Sublandlord and Subtenant have theretofore obtained the Consent signed by the Master Landlord, and shall continue on a month to month schedule until January 31, 2005 (the “Section B Termination Date”), unless sooner terminated pursuant to any provision of the Sublease.

      (i) Conversion Period.    Subtenant shall have forty-five (45) days after the occurrence of the Section B Termination Date (the “Conversion Period”) to elect to convert its sublease of the Section B Space to the terms of the sublease of the Section A Space. During the Conversion Period, Subtenant shall continue to pay rent on the Section B Space and the Common Space in the amount set forth below until the first to occur of the following: (i) the end of the Conversion Period; (ii) Subtenant provides written notice to Sublandlord of Subtenant’s election not to exercise its right to convert its sublease of the Section B Space to the terms of the sublease of the Section A Space; or (iii) a new lease agreement or amendment between the Parties becomes effective. In the event Sublandlord does not receive written notice from Subtenant by the expiration of the Conversion Period electing to convert its sublease of the Section B Space to the terms of the sublease of the Section A Space, the Parties hereby agree to re-calculate the square footage of the Common Space and to enter into an amendment setting forth the revised common space square footage.         Option to Extend.    In the event Subtenant elects to convert its sublease of the Section B Space to the terms of the sublease of the Section A Space, Subtenant’s exercise of the Section A Option shall include the converted Section B Space.”

  5.        Rent.  The Sublease is hereby amended by deleting Section 4(a)(i) in its entirety and substituting the following in its place:

    “(i)        Base Rent.  Subtenant shall pay to Sublandlord monthly base rent (“Base Rent”) in the amount set forth below:

	per SF	Section A	Section B

Jan 2005 – June 2005	$2.27	$20,718.29	$30,797.09
July 2005 – Dec 2005	$2.34	$21,357.18	$31,746.78
Jan 2006 – June 2006	$2.34	$21,357.18	$31,746.78
July 2006 – Dec 2006	$2.41	$21,996.07	$32,696.47

    If, pursuant to Section 2(a)(i) above, the term of this sublease is extended to December 31, 2007 Base Rent during such extended term shall be as follows:

	Per SF	Section A	Section B
Jan 2007 – June 2007	$2.41	$21,996.07	$32,696.47
July 2007 – Dec 2007	$2.48	$22,634.96	$33,646.16

    Common Space.   In addition to Base Rent, with either Section A Space or Section B Space or any combination thereof, Subtenant shall pay to Sublandlord monthly rent for the Common Space (“in an amount equal to the pro-rata portion of the base rent payable by Sublandlord under the Master Lease based on the square footage of the Sublease Premises in proportion to the square footage cost for the Common Space:

    Pro Rata portion:

	Subtenant:	22,694 SF	50%
	Sublandlord:	22,582 SF	50%

Common Space	per SF	50% of 8,659

Jan 2005 – June 2005	$2.27	$9,852.28
July 2005 – Dec 2005	$2.34	$10,156.09
Jan 2006 – June 2006	$2.34	$10,156.09
July 2006 – Dec 2006	$2.41	$10,459.91
Jan 2007 – June 2007	$2.41	$10,459.91
July 2007 – Dec 2007	$2.48	$10,763.72

  6.        The Right of First Offer. Sublandlord hereby grants Subtenant a right of first offer to lease Section A Space and Section B Space (“Offer Space”) during the period beginning on the execution date of the Lease through the ending date of any extension (the “Right Period”), upon and subject to the terms and conditions of this Section (the “Right of First Offer”). Nothing herein shall be deemed to limit or prevent Sublandlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, any part of Offer Space, but during the Right Period before Sublandlord makes any written proposal to any other party for Offer Space, or contemporaneously with making any such proposal, Sublandlord shall give Subtenant written notice (“Sublandlord’s Notice”) that the Offer Space is then available or of the date Sublandlord estimates the Offer Space will be Available. Subtenant shall have ten (10) business days after Sublandlord gives Sublandlord’s Notice (the “Election Notice Period”) in which to give Sublandlord written notice (“Election Notice”) of Subtenant’s election to exercise this Right of First Offer to lease of all (and not less than all) the Offer Space.

If Subtenant either fails or elects not to exercise its Right of First Offer as to the Offer Space covered by Sublandlord’s Notice by not giving its Election Notice within the Election Notice Period, or if Subtenant gives Subtenant’s Election Notice but does not within 30 days execute the amendment prepared by Sublandlord for the lease of the Offer Space, then in any such event Subtenant’s Right of First Offer shall be null and void and at any time thereafter Sublandlord shall be free to lease such space to any third party on any terms and conditions whatsoever.

  7.        Broker. Each party hereto represents and warrants that it has dealt with no brokers in connection with this Second Amendment, and shall indemnify, protect, defend and hold the other harmless from all costs and expenses (including reasonable attorneys’ fees) arising from a breach of the foregoing representation and warranty.

  8.        Full Force and Effect. Except as expressly amended hereby, the Sublease remains in full force and effect.

  9.        Counterparts. This Second Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

  10.      Effectiveness. This Second Amendment shall not be effective until signed by Master Landlord in the space set forth for that purpose below.

  IN WITNESS WHEREOF, the Parties here caused this Second Amendment to be duly executed by their respective authorized officers as of the date first written above.

SUBLANDLORD:	DIADEXUS, INC.,
a Delaware corporation

	By:	/s/ P. Plewman
	Name:	P. Plewman
	Its:	President & CEO

SUBTENANT:	VIROLOGIC, INC.,
a Delaware corporation

	By:	/s/ William D. Young
	Name:	William D. Young
	Its:	Chairman & CEO
The undersigned, Master Landlord under the Master Lease, hereby consents to the foregoing Second Amendment.

MASTER LANDLORD:	ARE-TECHNOLOGY CENTER SSF, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

By:
Name:
Its:

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